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                                 EXHIBIT 10.49

July 20, 1993

Ms. Candice Carpenter
c/o Michael J. Dougherty, Esq.
Richards & O'Neil
885 Third Avenue
New York, NY 10022-4873

Dear Candice:

     This letter will confirm the agreement among QVC Network, Inc., a Delaware corporation ('QVC'), Q2 Corporation, a New York corporation ('Q2' or the 'Corporation') and Candice Carpenter ('Carpenter' or 'you') that Q2 hereby employs Carpenter and Carpenter agrees to be employed by Q2 on the following terms and conditions for a term commencing on July 20, 1993 and ending on August 31, 1996 (the 'Term'), unless earlier terminated as set forth below.

     1. Employment, Duties and Responsibilities. You shall serve as President of Q2 and shall be the principal operating officer responsible for the management of the overall business of Q2, including the employment and termination of staff, which shall report to you. You shall be subject to the authority and direction of the Board of Directors of the Corporation and shall report to the Chief Executive Officer of QVC. You shall perform your duties faithfully and to the best of your ability and agree to devote your full working time to such duties. Your principal place of employment shall be New York, New York, and you will travel for business purposes to the extent necessary or appropriate to perform your duties hereunder.

     2. Compensation. As the sole compensation for your employment by Q2, the following shall apply:

          a. Base Salary. You shall be paid a base salary (the 'Base Salary') at the rate of Two Hundred and Fifty Thousand Dollars ($250,000) per annum for the period commencing on July 20, 1993 and ending on August 31, 1994, Three Hundred Thousand Dollars ($300,000) per annum for the period September 1, 1994 to August 31, 1995, and Three Hundred and Fifty Thousand Dollars ($350,000) for the period September 1, 1995 to August 31, 1996, in accordance with the regular payroll practices of Q2.


          b. Special First Year Bonuses. You shall be paid four bonuses (the 'First Year Bonuses') of $56,250 each, payable on the first day of August, 1993, November, 1993, February, 1994 and May, 1994.

          c. Annual Bonus. You shall be paid an annual bonus (the 'Annual Bonus') for each fiscal year of the Corporation during the Term. The Annual Bonus shall be an amount determined at the discretion of the Corporation, but in no event less than the difference between (x) the Minimum Amount (as defined below) minus (y) the aggregate of Annual Bonuses paid with respect to prior fiscal years, if any.

             (i) The 'Minimum Amount' shall be the lesser of (a) twenty-five percent (25%) of the amount by which the Corporation's Operating Income (as defined below) as of the end of any fiscal year exceeds twenty percent (20%) of the Corporation's weighted average Investment Capital (as defined below) for such year, if any, or (b) one percent (1%) of the Corporation's Operating Income as of the end of such year.

             (ii) The 'Operating Income' of the Corporation shall be the cumulative earnings of the Corporation from continuing operations from the date of the commencement of the Term to the end of the applicable fiscal year before any deduction for any income taxes or other taxes
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        measured by income and before any non-operating gains or losses or extraordinary items, determined in accordance with generally accepted accounting principles consistently applied.

             (iii) The 'Investment Capital' of the Corporation shall be the aggregate of shareholder equity of the Corporation and intercompany debt of the Corporation as reflected on the balance sheet of the Corporation, but without reduction for operating losses, less any amounts paid (or value transferred) at any time prior to the conclusion of such fiscal year (including prior to commencement of such fiscal year) as return of capital or as dividends or other distributions to shareholders in respect of their stock holdings or other payments to or for the benefit of shareholders other than for value received (including for services rendered).

             (iv) The Annual Bonus, if any, shall be paid within thirty (30) days after the submission by certified public accountants of the audited financial statements of QVC Network, Inc. for the prior fiscal year.

          d. Final Bonus. On or before May 31, 1998, you will be paid a bonus (the 'Final Bonus') in an amount equal to the difference between (i) one percent (1%) of the fair market value of Q2 (the 'FMV') on January 31, 1998, and (ii) the aggregate amounts of the Annual Bonuses paid to you pursuant to Section 2.c. hereof. For the purposes of this Section 2.d., the FMV shall be determined by multiplying (x) the quotient of (A) the cumulative Operating Income of Q2 for the period beginning February 1, 1996 and ending January 31, 1998 divided (B) by two (2), by (y) ten (10).

          e. Stock Options. You shall be awarded, on the commencement of your employment, options to purchase fifty thousand (50,000) shares of the

     Common Stock of QVC Network, Inc. on the terms and conditions attached hereto as Exhibit A.

          f. Benefits. You shall be eligible to participate in such life, health and disability insurance, pension, 401-k and other benefit plans to the same extent as officers of QVC Network, Inc.

          g. Relocation. You shall receive relocation reimbursement as if you were a transferred employee in accordance with the provisions of Exhibit B attached hereto. In addition you will receive a payment as described in Exhibit C attached hereto.

     3. Termination. This Agreement may be terminated at any time prior to the end of the Term:

          a. By the Corporation on the death or disability of Carpenter. A disability shall be a physical or mental condition that prevents Carpenter from performing her duties for at least ninety (90) consecutive days (or for one hundred and eighty (180) days within any 365-day period).

          b. By the Corporation for Cause. 'Cause' shall be (i) after notice, the willful failure of Carpenter to substantially perform her duties hereunder, (ii) fraud, embezzlement or other serious misconduct by Carpenter against the Corporation or its affiliates, and (iii) the conviction of Carpenter of a felony.

          c. By Carpenter for Good Reason. 'Good Reason' means (i) a breach of this Agreement by Q2, (ii) a termination of the business of Q2, (iii) the business office of Q2 is other than in New York, New York, or the Los Angeles, California metropolitan area. Carpenter may not terminate this Agreement except for Good Reason.

     4. Rights Upon Termination.

     a. Termination for Death or Disability. Upon a termination for the death or disability of Carpenter, Q2 will pay Carpenter, within thirty (30) days after such termination, accrued but unpaid Base Salary and accrued but unpaid First Year Bonuses.

     b. Termination for Cause. Upon a termination for Cause, Q2 will pay Carpenter, within thirty (30) days after such termination, accrued but unpaid Base Salary.

     c. Termination Without Cause or for Good Reason. Upon a termination by Q2 without Cause or by Carpenter for Good Reason, Q2 will pay Carpenter (i) unpaid Base Salary for the remaining Term,
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within thirty (30) days after such termination, (ii) unpaid First Year Bonuses, within thirty (30) days after such termination, (iii) the benefits set forth in
Section 2.f. hereof for the remaining Term, (iv) unpaid Annual Bonus for the remaining Term (to be paid at such times as they would have been paid had there not been a termination), and (v) unpaid Final Bonus (to be paid at such time as it would have been paid had there not been a termination).

     5. Restrictions.

     a. (i) During the Term, Carpenter shall not, gratuitously or otherwise, perform any work for, or render services to, any individual, firm or company other than the Corporation, unless approved in advance in writing by the Corporation.

     (ii) Carpenter shall not, except (a) as required by law, or (b) in the proper performance of her obligations hereunder, disclose to any person, firm, corporation, association or other entity (each a 'Person'), any Non-Public Information (as defined below) for any reason or purpose whatsoever, nor shall Carpenter make use of any of such Non-Public Information for her own purpose or for the benefit of any Person, except the Corporation or its subsidiaries or affiliates. For purposes of this Agreement, the term 'Non-Public Information' shall mean the terms and conditions of this Agreement or any information relating to the methods, practices, customers, vendors, trade secrets, confidential information of the Corporation or any of its subsidiaries or affiliates, their clients, customers, or business contacts or the business conducted by them or proposed to be conducted by them that Carpenter may acquire or has acquired by reason of her association with the Corporation or any of its subsidiaries or affiliates, except for (x) information which is in the public domain at the time of receipt hereof by Carpenter, (y) information which, after receipt thereof by Carpenter, becomes part of the public domain through no improper act or omission of Carpenter, and (z) information which was lawfully within Carpenter's possession prior to the initial commencement of Carpenters' association with the Corporation or any of its subsidiaries or affiliates.

     (iii) In consideration of Carpenter's employment by Corporation, Carpenter agrees as follows: During the Restricted Period (as defined below), Carpenter shall not, without the prior written authorization of Corporation, directly or indirectly, engage in any activities which are or could be construed to be competitive with Corporation, nor shall Carpenter render services or participate in any manner or engage in any manner of business within the United States and elsewhere where Corporation or any of its affiliated entities conducts its business, on Carpenter's own behalf, or for or on behalf of any person, form or entity whose business involves or is related to the direct response marketing or solicitation of the sale of goods or services by cable television, television, radio or other broadcast media, whether such services are rendered or such solicitation is made as a principal, partner, officer, director, agent, employee, representative, consultant, independent contractor or otherwise. For purposes of this Agreement, the term 'Restrictive Period' shall mean the one (1) year period of time after the termination of Carpenter's employment with Corporation, for any reason whatsoever.

     b. The Corporation and Carpenter agree that Carpenter's obligations under this paragraph 5 are of a special and unique character which gives them a peculiar value, and the Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event Carpenter breaches such obligations. Carpenter, therefore expressly agrees that, in addition to any other rights or remedies which the Corporation may possess, the Corporation shall be entitled to injunctive relief and other equitable relief to prevent a breach of this paragraph 5 by Carpenter, including but not limited to a temporary restraining order or preliminary injunction from any court of competent jurisdiction restraining any threatened or actual violation. Carpenter hereby consents to the entry of such an order and injunctive relief and waives the making of a bond as a condition for obtaining such relief. Such rights shall be cumulative and in addition to any other legal or equitable rights and remedies the Corporation may have.

     c. This paragraph 5 shall survive the expiration or termination of this Agreement.
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     6. Prior Employment.  Carpenter warrants and represents that she has the full and complete ability to enter into this Agreement and she is not subject to any restrictions on her employment which would impair her ability to perform the services hereunder.

     7. Reimbursement of Expenses. The Corporation shall reimburse Carpenter for all reasonable and necessary out-of-pocket expenses actually incurred by Carpenter in the performance of her duties hereunder, including, without limitation, expenses for travel and other miscellaneous business expenses; provided, however, that Carpenter shall submit to the Corporation written itemized expense reports and such additional substantiation and justification as the Corporation may reasonably request.

     8. Severability. Should any portion of this Agreement be held to be void, invalid or unenforceable, such decision shall not affect the validity or enforceability of the remainder of the Agreement, and the remaining provisions herein shall be effective as though such invalid or unenforceable provision had not been included herein. If such invalidity or unenforceability is caused by the length of any period of time, the geographic scope of any provision, or the breadth of activities covered by any provision, then the period of time, geographic scope or breadth of activities, or all of them, shall be reduced to the extent necessary to cure such invalidity or unenforceability. Paragraph 5.a.(iii) of this Agreement shall be construed and enforced to the maximum extent permitted by law.

     9. Benefit of Agreement; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon Corporation and its successors and assigns. This Agreement shall also inure to the benefit of, and be enforceable by, Carpenter and Carpenter's personal or legal representatives, executors, administrators, successors, heirs, distributors, devisees and legatees. Neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Carpenter.

     10. Notices. Any notice required or permitted hereunder shall be in writing and addressed (a) to Corporation, at its principal office, with a copy to QVC Network, Inc., attn: General Counsel, Goshen Corporate Park, West Chester, Pennsylvania 19380; and (b) to Carpenter, at her then principal residence identified in Corporation's records.

     11. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties with respect to

Carpenter's employment. This Agreement may not be changed or modified except by an instrument in writing signed by both parties hereto.

     12. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

     13. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, New York law.

     14. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

     15. Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or give full notice thereof.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands as of the day and year first above written.

                                          QVC NETWORK, INC.

                                          By: __________________________________

                                          Title: _______________________________

                                          Q2 CORPORATION

                                          By: __________________________________

                                          Title: _______________________________

                                          ACCEPTED AND AGREED this
                                          20th day of July, 1993:

                                          ______________________________________
                                          Candice Carpenter
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